EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made between SIGNAL
APPAREL COMPANY, INC., an Indiana corporation, with its principal offices at 200-A Manufacturers Road, Chattanooga,
Tennessee (the "COMPANY") and JOHN W. PRUTCH (the
"EMPLOYEE").
RECITALS:

     The Company and the Employee have reached an
understanding with respect to the employment of the Employee
by the Company.   The parties desire to set forth their
understanding with respect to such employment fully and completely in writing.

     NOW, THEREFORE, the parties agree as follows:

     1. EMPLOYMENT. The Company shall employ the Employee as its President, and the Employee shall work for the Company in such capacity upon the terms and conditions set forth herein. Employee's primary responsibilities will be to provide advice concerning the sales and marketing activities of the Company (which shall include its affiliated and subsidiary companies) and to develop incremental sales opportunities through acquisition activities and new sales ventures. In this capacity, Employee will report to the Company's Chief Executive Officer, or if there is no Chief Executive Officer, to such other person as the Company's Board of Directors shall designate. Subject to the fiduciary responsibilities of the Company's Board of Directors, Employee will be nominated for election to the Company's Board of Directors so long as Employee remains an employee.

     2. EXCLUSIVE AGREEMENT. During the term of this Agreement, the Employee shall devote his full time and best effort to the business of the Company. Employee agrees to sign and adhere to the Company's Corporate Code of Conduct.

     3. EMPLOYMENT TERM. Unless earlier terminated in accordance with the terms of this Agreement, the Employee's term of employment by the Company (the "Employment Term") shall be for the period commencing with the closing of the Company's acquisition of GIDI Holdings, Inc./Grand Illusion
Sportswear and ending December 31, 1999.  In the event
Signal elects not to close such acquisition, this Agreement shall be null and void.

     4.  CONFIDENTIAL INFORMATION.  The Employee
acknowledges that any use of the Company's Confidential Information (defined below) by the Employee other than for the sole benefit of the Company would be wrongful and cause irreparable harm to the Company. Accordingly, the Employee shall not, at any time during or subsequent to his employment by the Company, without the express written consent of the Company, publish, disclose or divulge to any person, firm or corporation, or use, directly or indirectly, for his own benefit or for the benefit of any person, firm or corporation, for use other than for the Company, any property, trade secrets, or Confidential Information (defined below) of the Company or its affiliates. "Confidential Information" includes, but

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is not limited to all data, reports, interpretations,
forecasts, records, statements (written and oral) and documents of any kind relating to the Company's costs and financial information, manufacturing methods or processes, market studies, products, existing and potential customers, pricing methods and strategies, new product plans and sources of supply acquired by Employee during Employee's employment by the Company. In addition, all other information disclosed to the Employee or which the Employee shall obtain during such employment with the Company which the Employee has a reasonable basis to believe to be confidential, or which the Employee has a reasonable basis to believe the Company treats as confidential, shall be presumed to be Confidential Information.

     5. ACQUISITION/FINANCING ACTIVITIES. It is acknowledged that the Company entered into an agreement with the Weatherly Financial Group ("Weatherly") dated May 9, 1997 (the "Agreement") pursuant to which Employee, as an associate of Weatherly, was entitled to receive certain compensation in return for Employee's services as an acquisition and financial advisor.

     Beginning with the commencement of this Agreement, in consideration of Employee becoming an employee of the Company and rendering acquisition and financial services to the Company, it is agreed, subject to the written agreement of Weatherly, that one-half of the compensation (including the issuance of warrants) otherwise payable to Weatherly under the Agreement will be paid directly to Employee in the same manner and time as such compensation would have been payable to Weatherly. The Company and Employee agree to execute an addendum to this Agreement as soon as practicable reflecting the above arrangement. Said addendum will also reflect the compensation to which Employee is entitled under this Section 5 in the event of the termination of Employee's employment.

     6. SALARY AND EXPENSES. The Company shall pay the Employee an annual base salary of $150,000 in accordance with the normal payroll practices of the Company. The Company shall also reimburse the Employee for all reasonable, legitimate and documented business expenses incurred by him, on behalf of the Company, upon submission of accounts in satisfactory form, subject to such reasonable limitations as the Company may impose in its discretion from time to time as set forth in the Company's standard practices and procedures.

     7. ADDITIONAL BENEFITS. In addition to the compensation described in Sections 5 and 6, the Employee shall be entitled during the Employment Term to receive the following additional benefits:

          (a) HEALTH INSURANCE. The Company will provide the Employee with health insurance coverage consistent with the coverage provided to other employees of the Company from time to time.

          (b)  RETIREMENT PLANS.  The Employee will be
eligible to participate in

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the Company's 401(k) retirement plan and such other
retirement plans as may be established by the Company from time to time.

          (c) HOLIDAYS AND VACATIONS. The Employee shall be entitled to such paid holidays as may be designated by the Company. In addition, the Employee shall be entitled to three weeks of paid vacation for each year during which time his compensation shall be paid in full. For the remainder of calendar year 1997, Employee shall be entitled to one week of paid vacation.

          (d) SICK LEAVE. The Employee shall be entitled to sick leave in accordance with Company practices.

          (e) OPTIONS. Employee will be granted options to purchase 150,000 shares of Signal Common Stock. Such options will be granted in accordance with the Company's 1985 Stock Option Plan and will have terms and conditions consistent with options granted to other senior executives of the Company and the following specific terms:

               (1)  An exercise price of $2.375 per share,
                    subject to adjustment;

               (2)  Two-thirds of the option will vest two
                    years from date of grant and the option
                    will be fully exercisable three years
                    from date of grant;

               (3)  If employee is terminated for cause or
                    resigns within the Employment Term, all
                    outstanding options will be canceled;

               (4)  If Employee is terminated without cause
                    during the Employment Term, two-thirds
                    of the option will become exercisable
                    and remain exercisable for three months
                    if incentive options, and for one year
                    if non-incentive options;

               (5)  If Employee is terminated or resigns at
                    the conclusion of the Employment Term,
                    the option will become fully exercisable and remain exercisable for three months if incentive options, and for one year if non-incentive options.

          (f) BONUS. As soon as practicable, the Company and the Employee will agree upon a bonus program for Employee to be in effect during the term of this Agreement.
The terms and conditions of said bonus program will be added to this Agreement by subsequent amendment.

     Unless changed by said amendment, the bonus program will be subject to the following conditions:

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     Any bonus payment payable pursuant to this Section
shall be made in a lump sum payment within two weeks of the finalization of the Company's year-end audit.

     Notwithstanding the foregoing, Employee must be employed with the Company on December 31 of any given year in order to be eligible to receive the above bonus for that year. In the event Employee is not so employed, the following provisions shall apply:

     (1) If Employee is terminated for cause by the Company, Employee shall receive no bonus for that year or any other year regardless of whether such bonus is otherwise payable. If Employee voluntarily terminates Employee's employment with the Company prior to December 31 of any given year (except as described under the circumstances in Section 8(c)), Employee shall receive no bonus for that year or any subsequent year;

     (2) If Employee is terminated by the Company without cause, prior to December 31 of any given year, or if Employee exercises Employee's rights under
           Section 8(c) prior to December 31 of any given year, or if this Agreement is terminated prior to December 31 of any given year upon the death or disability of Employee as provided in Section 8(a), Employee shall receive only a prorata portion of any bonus earned pursuant to this
           Section 7 which prorata portion shall be based upon the percentage of 365 calendar year days for which Employee is employed during said calendar year. Any bonus due pursuant to this subsection
          (2) shall be paid as provided in this Section 7.

     Any direct or indirect payments made by the Company to or on behalf of the Employee determined by the Company's accountants to be reportable for tax purposes shall be treated as compensation to the Employee.

     8.  TERMINATION OF EMPLOYMENT.

     (a) The Employee's employment pursuant to this Agreement shall terminate upon the death of the Employee or upon his inability, by reason of a mental or physical condition, to perform his duties hereunder for an uninterrupted period of sixty (60) days ("Disability"), and may be terminated for "cause" (as defined below) by the Company at any time during the Employment Term immediately upon written notice of termination (except as provided otherwise below) given by the Company to the Employee describing such cause. For purposes of this Agreement, "cause" for termination shall be deemed to exist if: (i) the Employee is convicted of a felony; (ii) the Employee engages in dishonesty or fraud involving the Company; or
(iii) the Employee breaches any of his material obligations as President or any material obligations reasonably assigned to the Employee by the Company's Chief Executive Officer or Board of Directors.

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     Any written notice of termination for cause pursuant to
this Section shall be a written notice which (a) indicates the specific termination provision relied upon, (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment, and (c) if the date of termination is other than the date of receipt of such notice, specifies the termination date. In the event that Employee's employment is terminated pursuant to subsection (iii) above and Employee's breach of said material obligations is of type which is subject to cure, then Employee shall have a period of thirty (30) days to cure the breach of Employee's obligations under this Agreement as described in the notice of termination. In the event that Employee cures such breach within said thirty (30) day period, the notice of termination shall be considered rescinded. In the event that Employee fails to cure such breach or such breach is not of a type which is subject to cure, then this Agreement will terminate without further notice to Employee as set forth in the notice of termination, and the provisions of 8(b) shall be applicable. Employee shall not have the opportunity to cure any termination for cause pursuant to subsections (i) and (ii) above.

          (b) In the event (i) the Employee's employment under this Agreement is terminated for cause as provided above, or (ii) the Employee voluntary terminates his employment with the Company, prior to the end of the Employment Term, the Company shall promptly pay to the Employee (or to the Employee's legal representatives) the amount of any compensation attributable to periods prior to such termination pursuant to Section 6, plus the amount of any reimbursable expenses. No other payments shall be due
Employee.

          (c) In the event the Employee's employment is terminated without cause, or the Employee loses his employment for any other reason other than pursuant to
Section 8(a) and/or (b), including but not limited to bankruptcy, closure, reorganization, buyout, merger, consolidation or for any other reason, or Employee, without Employee's approval, receives a material diminution in responsibilities, title, or position from the level of employee's responsibilities, title or position as of the commencement of this Agreement, and Employee elects to terminate his employment in writing as a result of and within thirty days of such diminution, then unless the Company rectifies such diminution within said thirty-day period, Employee will be entitled to severance payments equal only to one year's salary as provided in Section 6 above and continuation of existing health care benefits for one year. No other payments shall be due Employee except any bonus payments which may be due pursuant to Section 7(f). Said severance payments shall be paid in the same manner and on the same schedule (i.e. monthly, weekly, etc.) as Employee was being paid on the date of termination. To the extent possible under the Company's Stock Option Plan, all previously granted stock options shall automatically vest and become immediately exercisable under this provision. Severance payments being made pursuant to this Section shall survive the death of Employee.

     9.  DUTY OF THE EMPLOYEE UPON TERMINATION.  The
Employee shall, upon termination of this Agreement, return to the Company all of the Company's records of any

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type and all literature, supplies, letters, written or
printed forms, and/or memorandum pertaining to the Company's business.

     10.  COVENANTS ON TERMINATION.

          (a) During the Employment Term and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, on Employee's own behalf or on behalf of any other person, corporation, partnership or any other entity, whether as an employee, officer, director, proprietor, partner, investor, consultant, advisor, agent or in any other capacity, induce or attempt to induce any customer of the Company to reduce its business with the Company, or solicit or attempt to solicit any employees of the Company to leave the employ of the Company, nor shall Employee affiliate with any party engaging in the above actions.

          (b)  The Employee acknowledges that the
restrictions contained in this Section are reasonable and necessary to protect the business and interests of the Company and that any violation of these restrictions will cause substantial and irreparable injury to the Company.
Therefore, notwithstanding the provisions of Section 14 below, the Employee agrees that the Company is entitled, in addition to any other remedies, to seek preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach of this Agreement.

     11.  COVENANT NOT TO COMPETE.

     (a) As a material inducement for the Company to enter into this Agreement and in consideration of the compensation to be paid hereunder, Employee agrees not to compete, directly or indirectly, in any manner with the business conducted by the Company during the Employment Term and through any period Employee is receiving severance payments pursuant to Section 8(c). Employee further agrees, during the Employment Term and through any period Employee is receiving severance payments pursuant to Section 8(c), not to enter, directly or indirectly, into the employ of or render any service to, any person, firm or corporation which competes with the Company. Employee acknowledges that he is fully aware of the nature of the Company's business as a result of Employee's independent investigation, and that Employee has been given full opportunity to consult with the Company's executives concerning the nature and scope of such business. Employee expressly acknowledges that this condition does not impose economic hardship on him. It is expressly agreed that any reference to the Company in this
Section 11(a) will also include the Company's affiliated and/or subsidiary companies.

     (b) In the event of the resignation of Employee upon the expiration of this Agreement or the termination of Employee's employment upon the expiration of this Agreement, the Company, in its sole discretion, shall have the option, but not the obligation, to extend for up to one year the period during which the above covenant not to compete shall be applicable by providing severance payments during such period

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equivalent to the payments Employee would have received had
Employee remained employed at his then current salary for a like period. As an example, if the Company desires to extend the covenant for six months beyond the termination of Employee upon the expiration of the Agreement, Employee will be paid his annual base salary for six additional months at the same time(s) monthly and in the same manner Employee was last paid during the Employment Term. Said option shall be exercised by written notice to Employee stating the period during which said covenant will remain in effect.

     (c) In the event of the termination of Employee for cause pursuant to Section 8(a) or the resignation of Employee at any time during the Employment Term, Employee will be bound by the provisions of Section 11(a) above for the greater of one from the effective date of such termination or resignation or the period remaining in the Employment Term.

     12. SEVERABILITY. In the event any clause or provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect the validity or enforceability of any other provision herein, and this Agreement shall remain in full force and effect in all other respects. If a claim of invalidity or unenforceability of any provision of this Agreement is predicated upon the length of the terms of any covenant or the area covered thereby, such provision shall not be deemed to be invalid or unenforceable; rather, such provision shall be deemed to be modified to the maximum area or the maximum duration as any court of competent jurisdiction shall deem reasonable, valid and enforceable.

     13. ENTIRE AGREEMENT. The parties understand and agree that this Employment Agreement is the entire Agreement between the parties regarding the terms and conditions of the Employee's employment and there are no other agreements. The terms of this Agreement may not be varied, modified, supplemented or in any other way changed by extraneous verbal or written representations by the Company or its agents to the Employee, unless by amendment to this Agreement executed in writing by both parties.

     14. GOVERNING LAW. The Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Tennessee.

     15. ARBITRATION. Each party agrees not to bring suit against the other party in the courts of any jurisdiction in connection with any dispute which might be the subject of a civil action arising from the interpretation or application of this Agreement. Each party agrees that any such dispute shall be finally resolved by submission to compulsory commercial arbitration to be held in Chattanooga, Tennessee according to the American Arbitration Association rules, by one or several arbitrators appointed. The parties agree to be bound by the decision of the arbitration and that a judgment of any court of competent jurisdiction may be rendered upon the award made pursuant to said submission to arbitration.


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     16.  SURVIVAL.  The Covenants of Paragraphs 4, 10, 11,
12 and 14 shall survive the termination of this Agreement.

     17. NOTICE. All notices, demands, requests, consents, reports, approvals, or other communications which may be or are required to be given, served, or sent pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or hand delivery, addressed as first set forth above, or such other address as a party may subsequently specify in writing.

     IN WITNESS WHEREOF, the parties have executed this Agreement this 2 day of October, 1997.


                       SIGNAL APPAREL COMPANY, INC.

Dated: Oct. 2, 1997    By:  /S/ Robert J. Powell

                       Its: Vice President & General Counsel


Dated: 10/2/97         /S/ John W. Prutch
                       JOHN W. PRUTCH